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                                                                    EXHIBIT 5.2

                         OPINION OF LINKLATERS & PAINES

                       [Letterhead of Linklaters & Paines]


SmithKline Beecham p.l.c                                          27 June 1996
New Horizons Court, Great West Road
Brentford
Middlesex
England
TW8 9EP
(the "GUARANTOR")

SmithKline Beecham Holdings Corporation
1409 Foulk Road
Suite 102
PO Box 7108
Wilmington
Delaware 19803-2775
USA
(the "COMPANY")

Dear Sirs,

         REGISTRATION STATEMENT ON FORM F-3 OF SMITHKLINE BEECHAM P.L.C (THE "REGISTRATION STATEMENT")

1 We have acted as your English legal advisers in connection with the Registration Statement filed with the United States Securities and Exchange Commission relating to the issuance, offering and sale of Flexible Auction Rate Preferred Stock of the Company and the limited guarantee of the Guarantor with respect thereto (the "GUARANTEE").

2 This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.

3 For the purpose of this opinion, we have examined the documents listed in the Schedule to this letter.

4   In our opinion:

    (a) the Guarantor is duly organized under the laws of England and Wales and is an existing company;

    (b) the execution and delivery of the Guarantee has been duly authorised by the Guarantor. The Guarantor has taken all necessary corporate action to authorise the
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         execution and delivery of the Guarantee by a person or persons authorised by resolution of a duly authorised committee of the Board of Directors of the Guarantor;

    (c) when executed and delivered by a person or persons duly authorised by the relevant resolution of a duly authorised committee of the Board of Directors of the Guarantor, the Guarantee will have been duly executed and delivered by the Guarantor;

    (d) the statements set forth in the Registration Statement under the headings "Enforceability of Civil Liabilities Against Foreign Persons" and "Risk Factors - Enforceability of U.S. Securities Laws", insofar as such statements purport to summarise the enforceability in England of civil liabilities to the extent predicated upon the federal securities laws of the United States, provide a fair summary of such provisions, and we hereby consent to the references to our name and to our opinion in such sections and in the section entitled "Legal Matters" of the Registration Statement. By giving such consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit;

    (e) the provisions of the Guarantee will, when the Guarantee has been executed and delivered by the Guarantor, constitute legal, valid, binding and enforceable obligations of the Guarantor.

5 The term "ENFORCEABLE" as used above means that the obligations assumed by the Guarantor under the Guarantee are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

    (a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

    (b) enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered by the court to be an adequate remedy;

    (c) claims may become barred under the Limitation Act 1980 or may be or become subject to set-off counterclaim;

    (d) where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction.

6        This opinion is subject to the following qualifications:

    (a) a certificate, determination, notification, opinion or the like might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or

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         arbitrary basis or in the event of manifest error despite any provision in the Guarantee to the contrary;

    (b) we express no opinion as to compliance or otherwise with the financial limitations on borrowings or the giving of guarantees by the Guarantor contained in Article 91 of the Guarantor's Articles of Association.

7 This opinion is addressed to you solely for your benefit and solely for the purpose of the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent save that a copy may be delivered to Cleary, Gottlieb, Steen & Hamilton, US counsel to the Company, for the purpose of giving their opinion in connection with the Registration Statement.

    Yours faithfully

    /s/ Linklaters & Paines

    Linklaters & Paines

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                                    SCHEDULE

1   A draft dated 24 June 1996 of the Registration Statement.

2 A certified copy of the minutes of the meeting of a duly authorised committee of the Board of Directors of the Guarantor relating, inter alia, to the Guarantee.

3   A form of the Guarantee.

4 Such other corporate records, certificates, instruments and other documents as in our judgement are necessary or appropriate to enable us to register this opinion.

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